SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                        Commission File Number: 333-43652

                            SIMMONS MEDIA GROUP, INC.
             (Exact name of registrant as specified in its charter)

                               515 South 700 East
                           Salt Lake City, Utah 84102
   (Address, including zip code, of registrant's principal executive offices)

                           Common Stock, no par value
            (Title of each class of securities covered by this Form)

                                      None
               (Title of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

Please place an X in the boxes to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       (X)               Rule 12h-3(b)(1)(ii)     (  )
       Rule 12g-4(a)(1)(ii)      (  )              Rule 12h-3(b)(2)(i)      (  )
       Rule 12g-4(a)(2)(i)       (  )              Rule 12h-3(b)(2)(ii)     (  )
       Rule 12g-4(a)(2)(ii)      (  )              Rule 15d-6               (  )
       Rule 12h-3(b)(1)(i)       (  )

Approximate number of holders of record as of the certification or notice date:
17


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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
SIMMONS MEDIA GROUP, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 18, 2000                         By:  /s/ David E. Simmons
                                                   -----------------------------
                                                   Name:    David E. Simmons
                                                   Title:   President and Chief
                                                            Executive Officer

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